JOINT VENTURE AGREEMENT



         THIS JOINT VENTURE AGREEMENT is made as of February 6, 1996 ("Agreement") by and among DRS/MS, INC. ("DRS/MS"), a Delaware corporation, UNIVERSAL SONICS CORPORATION ("USC"), a New Jersey corporation, RON HADANI, an individual residing at 1486 West Terrace Circle, Teaneck, New Jersey 07666 ("Hadani"), HOWARD FIDEL, an individual residing at 24 Scott Place, Hartsdale, New York, 10530 ("Fidel"), and THOMAS S. SOULOS, an individual residing at 1199 Park Avenue, Apt. 11 C, New York, New York 10128 ("Soulos") (collectively, Hadani, Fidel and Soulos shall hereinafter be referred to as the "Shareholders").

         A. Diagnostic/Retrieval Systems, Inc. ("DRS"), a Delaware corporation, and USC have entered into a nonbinding letter of intent describing their interest in forming a joint venture for the purpose of developing, manufacturing and marketing low cost, high performance ultrasound medical imaging equipment and products that perform three-dimensional ultrasound medical imaging.

         B. Each of DRS/MS and USC desires to make an investment in the business operated by the joint venture.

         C. To accomplish such investment, DRS/MS, on the one hand, and USC, on the other hand, desire to associate themselves as partners, and desire to form a partnership ("Partnership") under the laws of the State of New Jersey for the purposes described in and on the terms of a Partnership Agreement of DRS Medical Systems substantially in the form of Exhibit A hereto ("Partnership Agreement").

         D. DRS/MS desires to contribute $400,000 to the Partnership as well as certain managerial expertise and manufacturing capabilities as more specifically set forth herein.

         E. USC desires to contribute to the capital of the Partnership all of the assets, net of certain Royalties (as defined below), of USC, subject only to certain liabilities of USC, such liabilities being no greater than such net assets.


         NOW, THEREFORE, in consideration of the mutual covenants and agreements and on the terms and conditions contained herein, and intending to be legally bound, the parties hereby agree as follows:


                           ARTICLE I

                          DEFINITIONS


         SECTION 1.01  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

         "Accounts Receivable" means all of the accounts receivable of USC due from customers which are contributed to the Partnership pursuant to the terms of the Partnership
Agreement.

         "Affiliate" means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person or (ii) any Person that is an executive officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity; and, (iii) when used with reference to a natural Person, any Person that is related to the specified Person by blood or marriage in the first degree of consanguinity; provided, however, that no natural Person shall be deemed to be controlled by any other Person.

         "Applicable Law" has the meaning specified in Section
4.05(a).

         "Assumed Liabilities" shall mean the liabilities of USC to be assumed by the Partnership pursuant to the Partnership
Agreement as set forth in Schedule 4.04 hereof.

         "Closing" has the meaning specified in Section 2.03.

         "Closing Date" shall have the meaning specified in
Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means all contracts, subcontracts, agreements, options, guarantees, orders, commitments, undertakings and arrangements, whether written or oral.

         "DRS/MS Capital Contribution" means the contribution by DRS/MS to the capital of the Partnership determined pursuant to the provisions of Section 2.02(i).

         "Employment Agreements" means collectively the employment agreements with the Partnership to be individually executed substantially in the form attached hereto as Exhibit B by each of the Shareholders.

         "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs and expenses, including costs and expenses of defense of any claim and of any settlement of claims, including, without limitation, reasonable attorneys' fees and consultants' fees, which are incurred at any time as a result of the existence of Hazardous Material upon, about or beneath the Premises or migrating or threatening to migrate to or from the Premises, or arising in any manner whatsoever out of any violation of Environmental Requirements pertaining to the Premises and the activities thereon or to the past, present or future operations of USC, including without limitation:

              (i) damages for personal injury, or injury to property or natural resources, including but not limited to claims brought by or on behalf of employees of USC, occurring upon or off of the Premises, whether foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, interest and penalties;

             (ii) diminution in the value of the Premises and damages for the loss of or restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the real property containing the Premises;

            (iii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs and liabilities (including liabilities to indemnify any Person for costs) incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remedial, removal, containment, restoration or monitoring work required by any Governmental Authority, or reasonably necessary to make full economic use of the Premises or any other property or otherwise expended in connection with such conditions; and

             (iv) damages and claims resulting from the off-site disposal of Hazardous Materials which derived from the use, generation, storage, treatment, transportation or disposal of Hazardous Materials by USC.

         "Environmental Requirements" means all Applicable Laws relating to the protection of human health or the environment, including, without limitation:

              (i) all requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials; and


             (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

         "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended (P.L. 93-406).

         "GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied consistently throughout the periods involved.

         "Governmental Approval" means an authorization, consent, approval, permit, license or exemption of, registration or filing with, or report or notice to, any Governmental
Authority, including, without limitation, federal and New
Jersey environmental authorities.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction.

         "Hazardous Materials" means any chemical substance:

              (i) the presence of which requires investigation, removal or remediation under any Applicable Law; or

             (ii) which is or becomes defined as a "hazardous waste" or "hazardous substance" under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.); or

            (iii)  which is toxic, explosive, corrosive,
flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is or becomes regulated by any Governmental Authority or Applicable Law; or

             (iv) the presence of which causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the Premises or to the health or safety of any Person on or about the Premises; or

              (v) without limitation which contains gasoline, diesel fuel or other petroleum hydrocarbons; or

             (vi) without limitation which contains PCBs or asbestos.


         "IRS" means the United States Internal Revenue Service.

         "Intellectual Property Rights" means any and all copyrights, trademarks, trademark applications, service marks, service mark applications, licensing agreements and similar Contracts, technology, trade secrets, trade names, division names and other information, property or rights used in or relating to the business or operations of the Partnership or the Transferred Assets, as more specifically set forth in Schedule
4.06 hereof.

         "Inventories" means all inventories relating to the business of the Partnership and contributed to the Partnership including, without limitation, all finished goods, work in progress, raw materials, stores, all production, shipping and packaging supplies and all spare parts.

         "Liens" has the meaning specified in Section 4.04.

         "Material Adverse Effect" means any loss, liability or expenditure, whether contingent or not, exceeding $10,000.00.

         "Material Contract" shall have the meaning specified in
Section 4.08.

         "Net Worth Statement" shall have the meaning specified in Section 5.05.

         "Notice" shall have the meaning specified in
Section 11.09.

         "Partnership" has the meaning specified in the Recitals.

         "Partnership Agreement" has the meaning specified in the Recitals.

         "Permitted Liens" shall have the meaning specified in
Section 4.04.

         "Partnership Percentage Interest" shall have the meaning specified in the Partnership Agreement.

         "Person" means any individual, firm, partnership, corporation, trust, estate, limited liability company, limited liability partnership, or other entity.

         "Personal Property Leases" shall have the meaning specified in Section 4.24.

         "Plan(s)" shall have the meaning specified in Section
4.11.

         "Premises" means those locations leased by USC or otherwise used thereby for the business operations of USC.


         "Return" shall mean all reports, estimates, declarations, information statements and returns due under all foreign, federal, state or local laws or regulations, as appropriate, relating to Taxes.

         "Royalties" shall mean the dollar value of certain royalty payments due and to become due during the six years after the Closing Date to USC, such dollar value not to exceed
$3,000,000, as more specifically described on Schedule 4.04 hereof.

         "Subsidiary" of any Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other equity having ordinary voting power to elect a majority of the Board of Directors or other managers of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or other entity is at the time directly or indirectly owned by such Person, by such Person and one or more of such Person's other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Taxes" means all federal, state and local taxes, assessments and governmental charges, of any nature, kind or description (including, without limitation, all income taxes, franchise taxes, withholding taxes, estimated taxes, unemployment insurance, social security taxes, payroll taxes, sales and use taxes, excise taxes, occupancy taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and withholding taxes) and all interest, additions to tax and penalties with respect thereto, whether such interest, additions or penalties arise before or after the Closing Date.

         "Transaction Documents" shall mean the collective reference to the Partnership Agreement, the Employment
Agreements and all other agreements and documents to be delivered pursuant hereto or thereto on the Closing Date, in each case with such changes as may be agreed among the parties.

         "Transferred Assets" shall mean all of the assets of USC, less any Royalties, to be contributed to the capital of the Partnership and/or sold to the Partnership pursuant to Section
2.02 below, including without limitation the Intellectual Property Rights, as more specifically set forth on Schedule 4.04 hereof.

         "USC Capital Contribution" means the contribution by USC to the capital of the Partnership described in Section 2.02(ii).


                           ARTICLE II

           FORMATION OF PARTNERSHIP AND EXECUTION OF
                     TRANSACTION DOCUMENTS


         SECTION 2.01 Formation of Partnership and Execution of Transaction Documents. Subject to the fulfillment of the conditions specified in Article VI of this Agreement, on the Closing Date the parties (a) shall form the Partnership under the terms of the Partnership Agreement, and (b) shall execute, and cause the Partnership and its Affiliates to execute, the Transaction Documents to which each of them is a party.

         SECTION 2.02  Contributions.  Subject to the
fulfillment of the conditions specified in Article VI of this Agreement and pursuant to and in accordance with the provisions of the Transaction Documents, on the Closing Date the parties shall make the following initial contributions to the
Partnerships:

              (i)  DRS/MS shall transfer or cause to be
transferred to the capital of the Partnership, $400,000 in readily available funds. DRS/MS shall also contribute certain managerial expertise and manufacturing capabilities as set forth in Schedule 2.02. The parties agree to use the aggregate of the $400,000 contributed by DRS/MS hereunder to purchase from USC certain assets delineated on Schedule 2.02 hereto. DRS/MS shall prepare an allocation schedule in accordance with Section 1060 of the Code, and the parties shall cooperate with each other and provide such information as either of them shall reasonably request. The parties shall each report the federal, state, local and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation schedule.

             (ii) USC shall transfer or cause to be transferred to the capital of the Partnership the Transferred Assets (other than those assets delineated on Schedule 2.02 hereof), subject only to the Assumed Liabilities, such Assumed Liabilities being no greater than the Transferred Assets.

         SECTION 2.03 Closing. (a) Upon the terms and subject to the conditions set forth herein, the execution and delivery of the Transaction Documents to be executed at closing and the closing of the transactions contemplated hereby and thereby (the "Closing") shall take place at the offices of Hannoch Weisman, a Professional Corporation, 4 Becker Farm Road, Roseland, New Jersey 07068-3788 (or at such different location as the parties shall mutually agree) at such time as shall be mutually agreed upon in writing by the parties hereto no later than February 1, 1996 (the "Closing Date"); provided, however, that all of the conditions precedent in Article VI of this Agreement shall have been satisfied or waived, as the case may be. All of the actions contemplated to be taken pursuant to this Agreement on the Closing Date and taken or occurring on such date shall be deemed to occur simultaneously.

              (b)  At the Closing, the following Transaction
Documents associated with the transfer of the Transferred Assets shall be delivered by each of the parties thereto (such
Transaction Documents hereinafter referred to as the "Asset
Transfer Documents"):

                   (i)  Assignments substantially in the form
         attached hereto as Exhibit C;

                  (ii) assignments and, as required, consents to such assignments of USC's right, title and interest under each Contract to be assigned under this Agreement and the Partnership Agreement;

                 (iii)  assignment in recordable form of USC's
         right, title and interest in, or licenses for the use of, the Intellectual Property Rights to be assigned or licensed;

                  (iv)  such other instruments of assignment or
         conveyance as DRS/MS may reasonably request as necessary or appropriate to vest in the Partnership good and marketable title to the Transferred Assets being contributed to the Partnership.


         SECTION 2.04 Method of Payment. All payments to be made under this Agreement and under the Transaction Documents shall, unless otherwise specified herein or therein, be made in lawful money of the United States and in funds immediately available by wire transfer to the account specified by the party to receive such payment.


                          ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF DRS/MS


         Representations and Warranties of DRS/MS. DRS/MS represents and warrants to USC as follows:

         SECTION 3.01 Corporate Existence. DRS/MS is (or will be, prior to the Closing Date) a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite power and authority to enter into this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder; and has all requisite corporate power and authority to own its properties and assets and conduct its business as it is now being conducted. DRS/MS is (or will be prior to the Closing Date) duly qualified as a foreign corporation in each jurisdiction where the nature of its activities makes such qualification necessary.

         SECTION 3.02 Authority Relative to this Agreement and Transaction Documents. The execution, delivery and performance by DRS/MS of this Agreement and each Transaction Document to which it is, or on the Closing Date will be, a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action, and no other corporate action on the part of DRS/MS is necessary for the execution, delivery and performance by DRS/MS of this Agreement or any Transaction Document to which it is, or on the Closing Date will be, a party and the consummation by DRS/MS of the transactions contemplated hereby and thereby. Neither the execution nor the delivery by DRS/MS of this Agreement or any Transaction Document to which it is, or on the Closing Date will be, a party, nor the consummation by DRS/MS of the transactions contemplated hereby or thereby, nor compliance with nor fulfillment by DRS/MS of the terms and provisions hereof or thereof, will (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under (A) the Certificate of Incorporation or Bylaws of DRS/MS or
(B) any lease, Contract, instrument, mortgage, deed of trust, trust deed or deed to secure debt evidencing or securing indebtedness for borrowed money, any financing lease, any law, rule, regulation, judgment, order, award, decree or other restriction of any kind to which DRS/MS is, or on the Closing Date will be, a party or by which it is bound, (ii) require DRS/MS to obtain the consent, approval, authorization or other order or action of, or filing with, any court, Governmental Authority or regulatory body, (iii) require the consent, approval, authorization or order of any Person under, and will not conflict with, or result in the breach, lapse or termination of, or constitute a default under, or result in the acceleration of the performance by DRS/MS or any Affiliate thereof under any material lease, permit, license, Contract, mortgage, deed of trust, trust deed, deed to secure debt, other lease, indenture or other instrument to which DRS/MS or any Affiliate thereof is a party or by which any of them or any of their properties are subject, (iv) give any party with rights under any instrument, Contract, lease, mortgage, deed of trust, trust deed, deed to secure debt, judgment, order, award, decree or other restriction of any kind to which DRS/MS is bound the right to terminate, modify or otherwise change the rights or obligations of any party under such instrument, Contract, lease, mortgage, deed of trust, trust deed, deed to secure debt, judgment, order, award, decree or other restriction, causing a Material Adverse Effect,
(v) require any declaration, filing or registration with any governmental or regulatory authority by DRS/MS, or (vi) otherwise cause a Material Adverse Effect. This Agreement has been duly executed and delivered by DRS/MS and, together with each other Transaction Document and other agreement and instrument required to be delivered hereunder or thereunder by DRS/MS, when duly executed and delivered by DRS/MS, is or will be, as the case may be, a legal, valid and binding obligation of DRS/MS, enforceable against DRS/MS in accordance with its respective terms, subject as to enforcement of remedies only to any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application at the time in effect and general principles of equity.

         SECTION 3.03 No Litigation. There is no action, lawsuit, claim, counterclaim, proceeding, or investigation (or group of related actions, lawsuits, claims, proceedings or investigations) pending or, to the knowledge of DRS/MS, threatened against or affecting DRS/MS that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any Transaction Document.

         SECTION 3.04 Full Disclosure; Materiality. No representation or warranty by DRS/MS herein, nor any statement or certificate furnished to USC pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made not materially misleading.



                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                  OF USC AND THE SHAREHOLDERS


         Representations and Warranties of USC. USC and each of the Shareholders jointly and severally represent and warrant to DRS/MS that:

         SECTION 4.01  Corporate Existence.  USC is a
corporation duly organized, validly existing and in good standing under the laws of New Jersey and has all requisite power and authority to enter into this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder; and has all requisite corporate power and authority to own its properties and assets and conduct its business as it is now being conducted. USC is duly qualified as a foreign corporation in each jurisdiction where the nature of its activities makes such qualification necessary, or where the failure to so qualify gives rise to a reasonable possibility of a material adverse effect.

         SECTION 4.02 Authority Relative to this Agreement and Transaction Documents; Consents. The execution, delivery and performance by USC of this Agreement and each Transaction
Document to which it is, or on the Closing Date will be, a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action, and no other corporate action on the part of USC is necessary for the execution, delivery and performance by USC of this Agreement or any Transaction Document to which it is, or on the Closing Date will be, a party and the consummation by it of the transactions contemplated hereby and thereby. Except as disclosed on Schedule 4.02, neither the execution nor the delivery by USC of this Agreement or any Transaction Document to which it is, or on the Closing Date will be, a party, nor the consummation by USC of the transactions contemplated hereby or thereby, nor compliance with nor fulfillment by USC of the terms and provisions hereof or thereof, will, (i) conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under (A) the Certificate of Incorporation or Bylaws of USC, or (B) any lease, Contract, instrument, mortgage, deed of trust, trust deed or deed to secure debt evidencing or securing indebtedness for borrowed money, any financing lease, any law, rule, regulation, judgment, order, award, decree or other restriction of any kind to which USC is a party, or on the Closing Date will be, or by which it is bound,
(ii) require USC to obtain the consent, approval, authorization or other order or action of, or filing with, any court, Governmental Authority or regulatory body, (iii) require the consent, approval, authorization or order of any Person under, and will not conflict with, or result in the breach, lapse or termination of, or constitute a default under, or result in the acceleration of the performance by USC or any Affiliate thereof under any material lease, permit, license, Contract, mortgage, deed of trust, trust deed, deed to secure debt, other lease, indenture or other instrument to which USC or any Affiliate thereof is a party or by which any of them or any of their properties are subject, (iv) give any party with rights under any instrument, Contract, lease, mortgage, deed of trust, trust deed, deed to secure debt, judgment, order, award, decree or other restriction of any kind to which USC is bound the right to terminate, modify or otherwise change the rights or obligations of any party under such instrument, Contract, lease, mortgage, deed of trust, trust deed, deed to secure debt, judgment, order, award, decree or other restriction, causing a Material Adverse Effect, (v) require any declaration, filing or registration with any governmental or regulatory authority by USC, or (vi) otherwise cause a Material Adverse Effect. This Agreement has been duly executed and delivered by USC and, together with each other Transaction Document and other agreement and instrument required to be delivered hereunder or thereunder by USC, when duly executed and delivered by USC, is or will be, as the case may be, a legal, valid and binding obligation of USC, enforceable against USC in accordance with its respective terms, subject as to enforcement of remedies only to any applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws of general application at the time in effect and general principles of equity.

         SECTION 4.03 No Litigation. There is no action, lawsuit, claim, counterclaim, proceeding or investigation (or group of related actions, lawsuits, claims, proceedings or investigations) pending or, to the knowledge of USC, threatened against or affecting USC that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or any Transaction Document.

         SECTION 4.04 Title to Transferred Assets; Assumed Liabilities. USC owns or has the legal right to use all of the Transferred Assets. Schedule 4.04 hereof lists all of the machinery, equipment, Intellectual Property Rights, furniture, fixtures, personalty, and other items constituting the Transferred Assets of USC. USC has good and marketable title to all of the Transferred Assets being transferred by it, free and clear of all liens (including environmental liens), mortgages, deeds of trust, trust deeds, deeds to secure debt, pledges, encumbrances, defects, security interests, restrictions, conditional and installment sale agreements, options, easements and other legal or equitable encumbrances and claims or charges of any kind (collectively, "Liens"), except (a) as disclosed in
Schedule 4.04 and (b) liens for current taxes, assessments or governmental charges not yet due and payable (the Liens referred to in clauses (a) through (b) being "Permitted Liens"). At the Closing, USC will deliver or cause to be delivered to the Partnership good title to the Transferred Assets, except as permitted or disclosed in this Section, free and clear of any Liens. Schedule 4.04 hereof lists all of the liabilities constituting the Assumed Liabilities of USC. Such list of Assumed Liabilities presents fairly the nature of the liability to be assumed by the Partnership. In the event that the general representations and warranties contained in this Section 4.04 conflict with or render ambiguous specific representations or warranties contained in other provisions of Article IV of this Agreement, each other more specific provision shall govern.

         SECTION 4.05  Compliance with Laws; Permits and
Licenses. (a) Except as disclosed in Schedule 4.05(a), to the best of its knowledge USC is in compliance with all applicable statutes, orders, rules and regulations promulgated by Governmental
Authorities (collectively, "Applicable Law") relating to the Transferred Assets, or the operation or conduct of the business of USC, or the use of the properties of the business of USC, including, without limitation, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, non-discrimination, promotion, retirement, benefits, pensions and working conditions, (ii) health and safety, (iii) zoning and building codes or municipal ordinances, violation of which would substantially interfere with the ability of USC to operate, (iv) the production, storage, processing, advertising, sale, transportation, distribution, disposal, use and warranty of products of the business of USC, (v) obligations of USC to disabled persons, or (vi) trade and antitrust regulations, and USC has not received any notice of alleged violation of any such statute, order, rule or regulation. Except as disclosed in
Schedule 4.05(a), USC has not received any notice that it is in default and is unaware of any default under or in violation of, any applicable franchise, permit or license, its Certificate of Incorporation or other charter document, Bylaws, any promissory note, indenture or any evidence of indebtedness or security therefor, lease, Contract or any other instrument to which it is a party or by which it or any of its properties or assets is or may be bound.

              (b)  Schedule 4.05(b) lists all governmental
licenses, permits, product registrations, authorizations, approvals and indicia of authority and any pending applications for any thereof material to the conduct of the business of USC. Except as disclosed in Schedule 4.05(b), such licenses, permits, product registration, authorizations, approvals and indicia of authority are (i) all the governmental licenses, permits, product registrations, authorizations, approvals and indicia of authority necessary to conduct the business of USC or to use the Transferred Assets as currently conducted or used and (ii) valid and in full force and effect and, assuming the related consents referenced in Section 5.02(f) have been obtained prior to the Closing, are transferable by USC to the Partnership.

         SECTION 4.06 Intellectual Property. (a) Schedule 4.06 hereof sets forth a true and complete list of all Intellectual Property Rights for USC. The Intellectual Property Rights constitute all such property forming a part of the business of USC and, except as disclosed in Schedule 4.06, to the knowledge of USC, do not conflict with or, to the knowledge of USC, infringe on the rights of others. There is no Intellectual Property Right necessary to operate the business of the Partnership which is not included in the Transferred Assets.

              (b) Except as disclosed in Schedule 4.06: (i) all the Intellectual Property Rights are owned by USC or are licensed to USC under licenses or written agreements included in the Transferred Assets; (ii) no claims have been made and are pending or, to the knowledge of USC, are currently threatened against USC alleging that any services provided or products manufactured or sold by USC, or any Intellectual Property Rights, are being provided, sold or used in violation of any patents or trademarks, or any other rights of any Person; (iii) USC has not granted any license to any Person with respect to any Intellectual Property Rights; (iv) to the knowledge of USC, no other Person is infringing on any Intellectual Property Rights; (v) all Intellectual Property Rights of USC are legal, valid and binding, in full force and effect and freely and fully assignable to the Partnership; (vi) USC has duly made punctual payments of all royalties or fees required to be made by it under or in connection with any Intellectual Property Right; and (vii) no event has occurred which (with the passing of time or the giving of notice) would result in or permit the termination of any Intellectual Property Right or the acceleration of any obligation thereunder without the consent of USC.

              (c) Except as disclosed in Schedule 4.06, all rights of USC in each item of the Intellectual Property Rights are transferable to the Partnership as contemplated herein and in the Partnership Agreement. Following the transactions contemplated hereby, the Partnership shall own or possess adequate and enforceable licenses or other rights to use, without payment of any fee other than as disclosed in Schedule 4.06, all Intellectual Property Rights.

         SECTION 4.07  Litigation.  Except as disclosed in
Schedule 4.07, there is no action, lawsuit, claim, counterclaim, proceeding, or investigation (or group of related actions, lawsuits, claims, proceedings or investigations) pending or, to the knowledge of USC, threatened against or affecting USC in any court, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, and as of the Closing Date USC knows of no reasonable basis for any such action, lawsuit, claim, proceeding, or investigation (or group of related actions, lawsuits, claims, proceedings or investigations). USC is not in default, and no condition exists that with notice or the lapse of time or both would constitute a default, with respect to any judgment, order, writ, injunction or decree of any court or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to the business of USC. No condemnation proceeding has been commenced or, to the knowledge of USC, is threatened to be commenced against any of the Transferred Assets.

         SECTION 4.08 Contracts. Schedule 4.08 contains a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, to which USC is a party or by which USC or its properties are bound as of the date hereof: (a) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (b) employment, consulting, severance and agency agreements; (c) collective bargaining agreements; (d) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation or other plans, trusts or funds for the benefit of employees, officers, agents and directors (whether or not legally binding); (e) sales agency, manufacturer's representative or distributorship agreements; (f) agreements, orders or commitments for the purchase of raw materials, supplies or finished products exceeding $5,000; (g) agreements, orders or commitments for the sale of its products exceeding $5,000; (h) licenses of patent, copyright, tradenames, trademark, transfer of technology or know how and other intellectual property rights; (i) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that all undisclosed agreements or commitments for capital projects do not exceed $10,000 in the aggregate for all projects); (j) brokerage or finder's agreements; (k) joint venture, partnership and development agreements; and (1) other agreements, contracts and commitments which in any case involve payments or receipts of more than $5,000. USC has delivered to DRS/MS complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto, and accurate descriptions of all oral agreements listed in Schedule 4.08.
No reason exists that would not allow each such oral agreement to be enforceable against any party to such oral agreement. Except as disclosed in Schedule 4.08, all such agreements, contracts and commitments governed by this Section 4.08 are in full force and effect, are enforceable by USC against the other parties thereto in accordance with their terms, and, except as disclosed in Schedule 4.08, there does not exist thereunder any violation or any default or event or condition or course of dealing which, after notice or lapse of time or both, would constitute a default thereunder on the part of USC so as to cause a Material Adverse Effect or, to the best knowledge of USC after due inquiry, any other party thereto so as to cause a Material Adverse Effect or would provide a basis for any creditor of USC, or any party to such agreements, contracts or commitments, to challenge the extent, validity or priority of the interest of any other party to such agreements, contracts or commitments so as to cause a Material Adverse Effect; consummation of the transactions contemplated under this Agreement and the Transaction Documents shall not give rise to any violation or any default or event or condition or course of dealing which, after notice or lapse of time or both, would constitute a default thereunder on the part of USC so as to cause a Material Adverse Effect or, to the best knowledge of USC after due inquiry, any other party thereto so as to cause a Material Adverse Effect or would provide a basis for any creditor of USC, or any party to such agreements, contracts or commitments to challenge the extent, validity or priority of the interest of any other party to such agreements, contracts or commitments so as to cause a Material Adverse Effect. Except as disclosed in Schedule 4.08, no agreement, contract or commitment to which USC is a party, or by which it or any of its properties is bound, materially and adversely affects or in the future may (so far as USC can now reasonably foresee) materially and adversely affect the business of USC. Except as disclosed in Schedule 4.08, no agreement, contract or commitment to which USC is a party, or by which it or any of its properties is bound, is in conflict, whether by way of violation of any term or condition or by way of default, with any other agreement, contract or commitment to which USC is a party, or by which it or any of its properties is bound. All agreements, contracts or commitments with Affiliates of USC to which USC is a party or by which it or any of its properties is bound reflect terms no less favorable to USC than could be obtained from unaffiliated third parties. USC has no outstanding powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction.

         SECTION 4.09 Labor Union Contracts. USC is not a party to any collective bargaining or other labor union Contract applicable to persons employed by USC. There are no unfair labor practice complaints or there are no current union representation questions involving persons employed in the business of USC. Except as disclosed on Schedule 4.09, USC knows of no current activities or proceedings of any labor union (or representatives thereof) to organize any unorganized employees of USC and of no strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of USC. During the 24-month period preceding the date hereof, there have not been any formally filed grievances involving employees of USC.

         SECTION 4.10  Employees, Labor Matters, etc.

                   (a)  Schedule 4.10 contains a complete and
correct list of the names of all directors, officers and salaried employees of USC. There is no payment that has not been paid for more than 30 days past the date on which such payment would ordinarily be made in the ordinary course of business that is owed by USC to any of its directors, officers, employees, trustees, agents, brokers, representatives or other personnel, current and former, or any beneficiaries, dependents or survivors of the foregoing (including, without limitation, expense reimbursement and severance payments), in accordance with the terms of their respective employment arrangements or under their employment, severance or agency agreements, if any.

                   (b)  Except as set forth in Schedule 4.10,
there has not been any (i) unfair labor practice complaint against USC before the National Labor Relations Board; (ii) labor strike, dispute, or work stoppage actually pending or, to the best of USC's knowledge after due inquiry, threatened against or affecting USC; (iii) representation petition respecting the employees of USC filed with the National Labor Relations Board; or (iv) arbitration proceeding arising out of or under collective bargaining agreements pending against USC.

              SECTION 4.11 ERISA. Schedule 4.11 lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical, disability or life insurance, supplemental retirement, or severance benefit plans, programs or arrangements, and all employment, termination, or severance contracts to which USC is a party, with respect to which USC has any obligation, or that are maintained, contributed to or sponsored by USC for the benefit of any current or former employee, officer or director, (ii) each employee benefit plan for which USC could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and
(iii) any plan in respect of which USC or the Partnership could incur liability under Section 4212(c) of ERISA (collectively, the "Plans").

                   (a)  Each Plan that is intended to qualify
under Section 401(a) of the Code or similar provision of foreign law is so qualified. USC has performed all obligations required to be performed by it by the terms of the Plans and applicable laws, rules and regulations. USC has complied in all material respects with all applicable laws, rules and regulations relating to each Plan.

                   (b) USC has not and has no knowledge that any other "party in interest" (as defined in Section 3(14) of ERISA) to any Plan has engaged in any transaction with respect to any Plan in connection with which USC or any other party in interest could be subjected to either a civil penalty assessed pursuant to
Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

                   (c) No Plan which is a "defined benefit plan" (as defined in Section 3(35) of ERISA) or any trust created under any such Plan has been terminated since September 2, 1974.
 No material liability to the Pension Benefit Guaranty Corporation (the "PBGC"), other than annual premium payments, has been or is expected by USC to be incurred by USC with respect to any Plan. There has been no reportable event (within the meaning of Section 4043 of ERISA), which at the time of such event required notification within 30 days to the PBGC. There has been no other reportable event with respect to any Plan which could result in a liability to USC as a result thereof. There has been no event or condition which presents a risk of termination of any such Plan by the PBGC.

                   (d) Full payment has been made of all amounts which USC is required under the terms of each Plan to have paid as contributions to such Plan as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof or, if later, the most recent date as of which such amount is required to be paid under such Plan (and, with respect to any Plan that is subject to Section 412(m) of the Code, all payments required to be made have been paid on or before each required installment due date (as defined in Section 412(m) of the Code) preceding the date hereof), and, with respect to any Plan, no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists. There has been no failure to make any payment due prior to the date hereof that is or could become a liability of USC under Section 412(c) of the Code.

                   (e) The present value as of December 31, 1994 of all accrued benefits under all Plans subject to Section 412 of the Code did not, as of such date, exceed the current value of the assets of such Plans allocable to such accrued benefits. The terms "present value," "current value" and "accrued benefit" have the meanings specified in Section 3 of ERISA.

                   (f)  No Plan is a "multiemployer plan" (as
defined in Sections 3(37) and 4001(3) of ERISA) and USC has not withdrawn or partially withdrawn from any multiemployer plan under circumstances giving rise to a withdrawal liability under ERISA.

                   (g) Neither USC nor any corporation, trade or business under common control with USC (within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has engaged in any transaction since January 1, 1986 described in Section 4069(a) of ERISA.

                   (h)  No Plan provides for the payment of any
welfare benefit (as described in Section 3(1) of ERISA) to any former or retired employee of USC or any of its Affiliates, except as may be required by Section 4980B of the Code or Section 601 of ERISA.

                   (i)  No Plan provides for the payment of
severance benefits upon termination of employment.

         SECTION 4.12 Brokers' or Finders' Fees. USC has not paid nor will become obligated to pay any fee or commission to any broker, finder, consultant or other intermediary for or on account of the transactions provided for in this Agreement.

         SECTION 4.13 Financial Information; Undisclosed Liabilities. (a) Attached hereto as Schedule 4.13 are copies of the balance sheet of USC (the "USC Balance Sheet") as of December 31, 1995 (the "Balance Sheet Date"). Except as disclosed on
Schedule 4.13, the USC Balance Sheet, together with the books and records of the business of USC, present fairly and consistently the financial condition of the business of USC as of the Balance Sheet Date.

              (b) The books of account of USC reflect all items of income and expense and all assets and liabilities of the business of USC.

              (c) USC has delivered to DRS/MS a copy of its balance sheets, together with the notes thereto, as of December 31, 1992, 1993 and 1994 and the related statement of operations and retained earnings and of cash flows for the year then ended. Except as disclosed on Schedule 4.13, such financial statements, together with the notes thereto, (i) are in accordance with the books and records of USC, (ii) present fairly and consistently the financial condition of USC as of the date thereof, (iii) present fairly and consistently the result of operations of USC for the periods covered by such statements, and (iv) include all adjustments that are necessary for a fair and consistent presentation of the financial condition of USC and the results of USC's business operations for the periods covered by such statements.

              (d) There are no material liabilities of USC relating to or involving any Transferred Asset of any kind whatsoever, whether or not accrued or fixed, absolute or contingent, determined or determinable, known or unknown, other than liabilities (i) that comprise part of the Assumed
Liabilities, (ii) reflected on and adequately provided for in the USC Balance Sheet attached hereto as Schedule 4.13, (iii) incurred since the Balance Sheet Date in the ordinary course of the operation of USC and not as a result of any violation of law or regulation which, singly or in the aggregate, are likely to have a Material Adverse Effect, or (iv) disclosed in Schedule 4.13.

         SECTION 4.14  Taxes.  (a)  Except as disclosed in
Schedule 4.14, USC has duly filed all federal, state and local Returns which are required to be filed by it prior to the date hereof and has paid all Taxes which are shown thereon to be due and all other Taxes imposed by law upon it or any of its properties, assets, income, receipts, payrolls, transactions, capital, net worth or franchises which have become due and payable. Except as disclosed in Schedule 4.14, the Taxes payable set forth in the USC Balance Sheet are adequate to cover all liabilities for Taxes of USC with respect to all assets held and activities conducted by USC on or prior to the Closing Date, other than liabilities for Taxes incurred in the ordinary course of business subsequent to the date of the USC Balance Sheet and permitted by this Agreement. No tax liens have been filed and neither the Internal Revenue Service nor any other taxing authority is now asserting or, to the best knowledge of USC after due inquiry, threatening to assert against USC any deficiency or claim for additional Taxes. Except as provided in Schedule 4.14, no Return of USC is currently under audit by the Internal Revenue Service or by the taxing authorities of any other jurisdiction. USC has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any federal, state or local Tax. Without limiting the foregoing, USC has no knowledge of any actual claim for any additional Tax to be imposed upon USC for the periods ending on or prior to the Closing Date in excess of the accruals of USC set forth in the USC Balance Sheet with respect to Taxes. The federal, state and local tax Returns of USC have been examined by the appropriate taxing authority, or the statutes of limitations with respect to the relevant income or franchise tax liability have expired, for all tax periods through and including the tax period listed with respect to each such jurisdiction set forth in Schedule 4.14.

                   (b)  No consent or agreement under Section
341(f) of the Code is in effect with respect to USC.

                   (c) Except as provided in Schedule 4.14, USC has not (i) agreed to and is not required to make any adjustment under Section 481(a) of the Code or Revenue Procedure 87-32 (or any successor thereto), by reason of a change in method of accounting or otherwise; (ii) ever been included in a combined or consolidated income tax return; (iii) ever owned stock representing 50% or more of the voting power or value of another corporation; (iv) entered into any agreement or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (v) consummated any transaction with another corporation that is owned, directly or indirectly, by the Sellers on other than an arms-length basis within the meaning of
Section 482 of the Code and the regulations thereunder; or (vi) entered into any tax sharing agreements or similar arrangements.

                   (d) USC's taxable year for federal and state income and franchise tax purposes has always been a taxable year beginning January 1 and ending December 31.

         SECTION 4.15  Absence of Changes.  Since December 31,
1995 except as specified in Schedule 4.15, USC has not:

                   (a)  undergone any adverse change in its
condition (financial or other), properties, assets, liabilities, business, operations or prospects, other than changes in the ordinary course of business;

                   (b)  declared, set aside, made or paid any
dividend or other distribution in respect of its capital stock or otherwise purchased or redeemed, directly or indirectly, any shares of its capital stock;

                   (c) issued or sold any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

                   (d)  other than in the ordinary course of
business, incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt outstanding as of [date];
                   (e)  mortgaged, pledged or subjected to any
Lien any of its properties or assets, tangible or intangible, except for Permitted Liens;

                   (f)  acquired or disposed of any assets or
properties, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business;

                   (g)  forgiven or cancelled any debts or
claims, or waived any rights except in the ordinary course of business;

                   (h) entered into any agreement, commitment or other transaction other than agreements involving an expenditure of [$5,000] or less in the aggregate and other than agreements in the ordinary course of business, or entered into any agreement which, pursuant to its terms, is not cancellable without penalty on less than 30 days' notice;

                   (i)  paid any bonus to any officer, director
or employee or granted to any officer, director or employee any other increase in compensation in any form;

                   (j)  adopted or amended in any material
respect, any employment, collective bargaining, bonus, profitsharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

                   (k)  suffered any damage, destruction or loss
(whether or not covered by insurance) which may have had (individually or in the aggregate) a Material Adverse Effect;

                   (1)  suffered any strike or other
employmentrelated problem which may have had (individually or in the aggregate) a Material Adverse Effect;

                   (m)  suffered any loss of employees or
customers which may have had (individually or in the aggregate) a Material Adverse Effect;

                   (n) amended its certificate of incorporation or bylaws (or comparable documents);

                   (o)  changed in any respect its accounting
practices, policies or principles;

                   (p)  incurred any liability or obligation
(whether absolute, accrued, contingent or otherwise and whether direct or as guarantor or otherwise with respect to the obligations of others), except in the ordinary course of business;

                   (q) granted any rights or licenses under any of its trademarks, tradenames or patents or entered into any licensing or distributorship agreements; or

                   (r) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment.

         SECTION 4.16 Accounts Receivable. Except as disclosed in Schedule 4.16, the accounts receivable reflected on the USC Balance Sheet arose from, and the accounts receivable existing on the Closing Date will have arisen from, the sale of Inventories or services in the ordinary course of the businesses of USC and constitute valid, undisputed and subsisting claims and are not subject to valid claims, counterclaims or setoffs.

         SECTION 4.17 Insurance. The business of USC and the Transferred Assets are covered by valid and currently effective insurance policies issued in favor of USC. Schedule 4.17 contains a list and brief description (including the name of the insurer, the type of coverage provided, the amount of the annual premium for the current policy period, the amount of remaining coverage and deductibles and the coverage period) of all policies and Contracts of insurance held by USC and/or the employees currently or previously employed in the business of USC. Except as disclosed in Schedule 4.17, all such policies are in full force and effect and transferable by USC to the Partnership. All premiums due thereon have been paid and USC and its Affiliates have complied in all respects with the provisions of such policies. Such policies (i) are sufficient for compliance with all requirements of law and are substantially consistent with all (A) Contracts to which USC is a party and (B) leases, mortgages, deeds of trust, trust deeds and deeds to secure debt to which USC is a party, and (ii) are reasonable in scope and amount, in light of the risks attendant to the businesses and activities in which USC is or has been engaged. There is no default with respect to any provision contained in any such policy and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as disclosed in Schedule 4.17, no notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by USC, neither has USC been refused insurance with respect to its assets or operations, nor has its coverage been previously cancelled or materially limited, by any insurer to which it has applied for such insurance or with which it has held insurance.

         SECTION 4.18  Sufficiency of Transferred Assets.

              (a) Except as disclosed in Schedule 4.18, all of the Transferred Assets are suitable for the uses in which they are currently employed, are in good operating condition and are free from any defects (subject to normal wear and tear), except such minor defects as do not interfere with the continued use of such properties and equipment in the conduct of the normal operations of the business of USC, and the Transferred Assets include supplies of spare parts for the equipment and machinery included in the Transferred Assets in amounts consistent with past practices of USC.

              (b) None of the Transferred Assets is used by USC or any of its Affiliates in connection with any business or enterprise other than the business of USC.

         SECTION 4.19 Foreign Assets. The Transferred Assets do not include any interest in any real property or tangible or intangible personal property or other assets located outside the continental limits of the United States of America.

         SECTION 4.20 Certain Payments. All payments by USC to agents, consultants and others have been in payment of bona fide fees and commissions and not as bribes or illegal or improper payments. USC has complied with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder ("FCPA") and, in each case, have not made any payment to or on behalf of any person with respect to which a deduction could be disallowed under Section 162(c) of the Code. Neither the IRS nor any other U.S. federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by USC of, or alleged to be of, the type described in this Section.

         SECTION 4.21 Affiliate Transactions. Schedule 4.21 contains a complete and correct list of all agreements or arrangements (whether or not written) between USC and any shareholder, officer, director or employee (or immediate family member thereof) of USC currently in effect or to be performed in the future. Other than such agreements or arrangements, if any, or as further disclosed on Schedule 4.21, there has been no transaction between USC and any shareholder, officer, director or employee (or immediate family member of any thereof) of USC in effect within the two-year period immediately preceding the date hereof which involved payments to, or from, or for the benefit of, any such shareholder, officer, director or employee (or immediate family member of any thereof) (other than (a) salary and bonus paid as part of the employment relationship for services rendered (including directors' fees) and (b) contributions by USC under any of its Plans). Except as set forth in Schedule 4.21, no shareholder, officer, director or employee (or immediate family member of any thereof) of USC owns directly or indirectly, on an individual or joint basis, greater than a 5% interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of USC or any person or entity which has a contract or arrangement with USC.

         SECTION 4.22  Suppliers.  Except as disclosed on
Schedule 4.22, to the knowledge of USC none of the suppliers of inventory, equipment or services of USC will cease to sell such equipment or services to the Partnership as a result of the transactions contemplated by this Agreement which cessation will materially disrupt the business of the Partnership.

         SECTION 4.23  Environmental Conditions and Governmental
Authorizations.  Except as specified in Schedule 4.23:

              (a) All real property owned, leased, occupied or used by USC is free from contamination from any Hazardous
Materials. USC has not caused or suffered, nor, to the best knowledge of USC after due inquiry, has any other party previously involved in operations at any such property caused or suffered, any Environmental Damages.

              (b) Neither USC nor, to the best of its knowledge, any prior owner or occupant of real property owned, leased, occupied or used by USC has received notice of any alleged violation of Environmental Requirements, or notice of any alleged liability for Environmental Damages, and there exists no writ, injunction, decree, order or judgment outstanding, nor any claim, suit, proceeding, citation, fine, penalty, directive, summons or investigation, pending or threatened, relating to the ownership, use, maintenance or operation of the Premises by any Person, or to alleged violation of Environmental Requirements, or to the suspected presence of Hazardous Material thereon, nor does there exist any basis for such claim, suit, proceeding, citation, fine, penalty, directive, summons or investigation being instituted or filed.

              (c) There is not constructed, placed, deposited, stored, disposed of or located on any real property owned, leased, occupied or used by USC any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contains dielectric fluid containing PCBs, or any asbestos.

              (d) USC has no knowledge of any alleged liability for Environmental Damages of any alleged violation of Environmental Requirements asserted against any of the owners or occupants of any related property located in the vicinity of any of any real property owned, leased, occupied or used by USC.

              (e) USC has in its possession all permits required to operate in compliance with all applicable laws, and USC is presently in material compliance with each of such permits.

         SECTION 4.24  Leases of Personal Property.  (a) Schedule
4.24 correctly describes each lease under which USC is the lessee of any personal property (collectively, the "Personal Property Leases").
The property described in all of the Personal Property Leases is presently used in the businesses of USC. USC has all right, title and interest of the lessee under the terms of all of the Personal Property Leases to which it is a party. Other than any related consents listed in
Schedule 4.24, no consent is necessary for the assignment of any Personal Property Lease held by USC to the Partnership.

              (b) No event has occurred which (with the passage of time or the giving of notice) would materially impair any right of USC to exercise and obtain the benefits of any options contained in any Personal Property Lease. There is no substantial default or basis for acceleration or termination, nor has any event occurred (assuming any related consent referenced in Section 5.02(f) is obtained prior to the Closing) which (with the passage of time or the giving of notice) would constitute such a default or result in or permit the acceleration of any Personal Property Lease.

         SECTION 4.25 Full Disclosure; Materiality. No representation or warranty by USC herein, nor any statement or certificate furnished to DRS and/or DRS/MS pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made and, together with the Schedules attached hereto, not materially misleading. The Schedules attached hereto completely and correctly present the information required by this Agreement to be set forth therein, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made and, together with the representations and warranties by USC herein, not materially misleading. The aggregate total of any loss, liability or expenditure, whether contingent or not, of all Material Adverse Effects referenced in Sections 4.02, 4.08, 4.13 and 4.15 does not exceed $25,000.00. Originals or true and complete copies of all documents listed in such Schedules have heretofore been made available for examination by DRS and/or DRS/MS, including, without limitation, deeds, leases, mortgages, deeds of trust, trust deeds, deeds to secure debt, security instruments, permits, trademarks, patents and other Intellectual Property Rights, litigation files, Contracts, employee agreements and licenses in the form existing on the date hereof.

         SECTION 4.26 Books and Records. USC has previously furnished to DRS/MS true and correct copies of the Certificate of Incorporation (or other charter document) and Bylaws of USC as in effect on the date hereof. The minute books and stock books of USC have been made available to DRS/MS and are correct and complete as of the date hereof in all material respects, and will be correct and complete at the Closing.

         SECTION 4.27  Accounts.  Schedule 4.27 correctly
identifies each bank account maintained by or on behalf or for the benefit of USC and the name of each Person with any power or authority to act with respect thereto.


                           ARTICLE V.

                           COVENANTS


         SECTION 5.01  Covenants of DRS/MS.  DRS/MS covenants
with USC that:

              (a)  Compliance with Laws.  DRS/MS is in all
material respects in compliance with all laws applicable to it;

              (b) Maintain Accuracy of Representations. DRS/MS will not take or omit to take any action which would result in the inaccuracy on the Closing Date of any of their representations and warranties (including any and all Schedules thereto) contained in Article III. It is expressly understood by USC that a change in control of DRS/MS, whether by merger, acquisition, share exchange, sale or pledge of stock or otherwise, shall not by such change of control alone constitute a breach of any representation or warranty or otherwise breach this Agreement.

              (c) Covenant not to Compete. Neither DRS, DRS/MS nor their Affiliates will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures and/or markets and/or sells any ultrasound medical imaging equipment (or other medical imaging products based on the core technology currently being used by USC) except that either DRS or its Affiliates or DRS/MS may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one half of one percent of the equity of such enterprise.

         SECTION 5.02 Covenants of USC. USC covenants with DRS and DRS/MS that:

              (a) Compliance with Laws. USC is in all material respects in compliance with all laws applicable to it;

              (b) Maintain Accuracy of Representations. USC will not take or omit to take any action which would result in the inaccuracy on the Closing Date of any of their representations and warranties (including any and all Schedules thereto) contained in Article IV;

              (c) No Shop. Until the earlier of the termination of this Agreement in accordance with its terms or the Closing, USC shall not directly or indirectly, through any Affiliate, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the stock of USC or the Transferred Assets or any business combination with USC or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. USC immediately shall cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. USC shall notify DRS/MS promptly of any such proposal or offer, or any inquiry or contract with any Person with respect thereto, is made and shall, in any such notice to DRS/MS, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact;

              (d)  Access to Information; Confidentiality.

                   (i) From the date hereof to the Closing Date, USC shall and shall cause any Affiliates, employees, auditors and agents of USC to, afford the officers, employees and agents of DRS and DRS/MS access during regular business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of USC, and shall make available to DRS and DRS/MS all financial, operating and other data and information as DRS and DRS/MS, through their officers, employees or agents, may reasonably request;

                  (ii)  Pursuant to a Confidentiality Agreement
dated March 30, 1995, all information obtained by DRS and DRS/MS pursuant to this Section 5.02 shall be kept confidential;

                 (iii)  No investigation or knowledge of any
matter or condition by DRS or DRS/MS shall affect any representation or warranty or any condition to their obligations or any right to terminate this Agreement;

              (e) Conduct of Business. Between the date hereof and the Closing Date, without the consent of DRS/MS and except as contemplated by the Transaction Documents, USC shall:

                   (i)  conduct its business only in the usual,
regular and ordinary course of business consistent with past practice;

                  (ii)  except either in the usual, regular and
ordinary course of business and consistent with past practice or as necessary to comply with the provisions of this Agreement, refrain from:

                        (A)  making any purchases, sales,
transfers, or leases of any Transferred Assets or mortgaging, pledging or otherwise creating a security interest in, or any encumbrance of, any of the Transferred Assets (other than Permitted Liens);

                        (B)  entering into any Contract, license,
or lease in relation to the business of USC or taking any other action which would, if entered into or taken on the date hereof, be required to be disclosed on a Schedule to this Agreement or the Partnership Agreement;

                        (C)  making any change in the
compensation or benefits payable or to become payable to any employee employed by USC or making any new bonus payment or arrangement or benefit to or with any such employee;


                        (D)  making any changes in the customary
methods of operation of the business of USC, including marketing, selling and pricing practices and policy; and

                        (E)  taking any other action which would
have a material negative impact on the business of USC or on the prospects of the business of USC;

                 (iii) use all reasonable efforts to preserve its business organization intact, to keep its insurance policies intact, to keep available the services of its present employees and officers, and to preserve the relationships with and the goodwill of all suppliers, customers, sales representatives and others having business relations with USC;

                  (iv)  maintain the Premises and all of the
other properties used in the operation of its business in customary repair, order and condition, reasonable wear and tear excepted, and perform all of its obligations under any leases;

                   (v) maintain its books, accounts and records in connection with its business in the usual manner on a basis consistent with past practices;

                  (vi) refrain from amending, modifying in any material respect or consenting to the termination of any Material Contract or other material contract to be transferred to the Partnership under this Agreement and the Partnership Agreement or USC's material rights with respect thereto;

                 (vii)  except in the ordinary course of
business, refrain from increasing the total number of employees employed in connection with its business; and

                (viii) refrain from agreeing, whether in writing or otherwise, to do any of the foregoing;

         (f)  Third Party Consents; Further Actions.

                   (i)  USC shall use its best reasonable
efforts to obtain at the earliest practicable date after the date hereof, and, in any event, prior to the Closing Date, all consents of parties to Contracts contemplated by this Agreement or any Transaction Document;

                  (ii)  USC shall use its best reasonable
efforts to obtain, and to assist DRS/MS or the Partnership in obtaining, all waivers, licenses, authorizations, qualifications, orders, permits, consents and approvals required to be obtained by it or them and to effect, and to assist DRS/MS or the Partnership in effecting, all registrations, filings and notices with or to third parties or governmental or public bodies or authorities required to be made which are necessary or desirable in connection with the transactions contemplated by this Agreement or any Transaction Documents;

                 (iii) USC shall obtain the release of all Liens on or against any of the Transferred Assets, other than Permitted Liens;

              (g) Employee Matters. Prior to the Closing, USC will not terminate without good business reasons, lay off or transfer any of its employees without the consent of DRS/MS. USC shall use its reasonable best efforts to preserve intact the availability of such employees so as to permit the Partnership to hire those employees as the Partnership desires, effective upon the Closing Date. USC will not do anything to dissuade any of the employees of USC from accepting employment with the Partnership after the Closing;

              (h) Renewal of Permits. USC shall take such steps as are customary in the industry to file any necessary applications for the renewals of all licenses and permits referred to in Section 4.23 including, without limitation, Environmental Permits, if any such license or permit is required to be obtained prior to the Closing;

              (i) Powers of Attorney. USC shall revoke all powers of attorney relating to the Transferred Assets upon the Closing;

              (j) Notification of Certain Matters. USC shall give prompt notice to DRS/MS of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of USC to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

              (k) Disclosure Schedules. No later than four weeks after the date hereof, USC shall deliver to DRS/MS complete Schedules to this Agreement and the Transaction Documents which are to be provided by USC together with any supporting documentation which DRS/MS may reasonably request and, within seven business days after receipt of such Schedules and supporting documentation either (i) DRS/MS will accept such Schedules in which case they shall become a part of this Agreement and the appropriate Transaction Documents, (ii) the parties hereto will agree upon mutually acceptable revisions to such Schedules in which case such revised Schedules shall become a part of this Agreement and the appropriate Transaction Documents or (iii) DRS/MS will terminate this Agreement pursuant to Article IX hereof.

              (l) Covenant Not to Compete. Neither USC nor its Affiliates (other than the Shareholders whose covenants not to compete are set forth below) will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures and markets any ultrasound medical imaging equipment. Neither USC nor its Affiliates (other than the Shareholders) will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner or otherwise, or have any agent as a director, officer, or employee of, any business which develops, manufactures, markets, sells and/or introduces technology or technologically based products (whether or not based on USC's core technology) to the medical imaging field in general except that either USC or its Affiliates may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one half of one percent of the equity of such enterprise.

         For the period beginning on the Closing Date and ending on the later of the third anniversary of the Closing Date or the first anniversary of the relevant Shareholder's termination of employment from the Partnership, neither the Shareholders nor any of them (nor their Affiliates) will own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or assist in any manner with, or be connected with or have any interest in, as a stockholder, agent, consultant, partner, director, officer, employee or otherwise:
(i) any business which develops, manufactures, markets and/or sells any ultrasound medical imaging equipment or any product developed, manufactured, marketed and/or sold by the Partnership (or contemplated to be developed, manufactured, marketed and/or sold by the Partnership in the reasonably foreseeable future);
(ii) any entity which has been or proposes to be a customer of the Partnership during the 18 month period immediately preceding the termination of the relevant Shareholder's employment by the Partnership; and/or (iii) any entity which proposes to supply or has supplied the Partnership with technologically-related products during the 18 month period immediately preceding the termination of the relevant Shareholder's employment by the Partnership, except that any and all of the Shareholders may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one half of one percent of the equity of such enterprise. Each Shareholder additionally agrees that he shall not, directly or indirectly, in any capacity whatsoever:

                   (a) hire or solicit for employment, directly or indirectly, any Partnership personnel in any capacity whatsoever (which shall be deemed to include, without limitation, any existing or prospective employee of the Partnership or any person who has been such an employee of the Partnership within 150 days prior to the Closing Date);

                   (b) attempt directly or indirectly, to induce any such Partnership personnel to leave the employ of, or discontinue such person's business association with, the Partner-ship;

                   (c)  solicit, directly or indirectly, any
client or account or bona fide prospective client or account of the Partnership with which the Partnership has had good faith discussions in connection with the sale of goods and/or services directly or indirectly competitive with the business of the Partnership; or

                   (d)  interfere with, disrupt, or attempt to
disrupt, the business relationships, contractual or otherwise, between the Partnership and any of its customers, suppliers or employees.

         SECTION 5.03 Insurance Matters. Each party agrees to use its best efforts to assist the Partnership in arranging insurance coverage for the business of the Partnership to be effective upon the Closing. Such insurance shall be of the types, in amounts and of an extent and scope at least equal to the insurance currently covering such businesses.

         SECTION 5.04 Closing Conditions. Each party agrees to use its best efforts to satisfy the conditions precedent to Closing specified in Article VI.

         SECTION 5.05 Net Worth Statements. Promptly after the execution of this Agreement, USC and DRS/MS shall prepare a mutually agreed upon balance sheet (the "Preliminary Balance Sheet") of USC in accordance with GAAP as of December 31, 1995, and, based on the Preliminary Balance Sheet, shall prepare a Pro Forma Statement of Net Worth of the Partnership as of December 31, 1995 (the "Preliminary Pro Forma Net Worth Statement"). The Preliminary Pro Forma Net Worth Statement shall reflect agreed-upon adjustments to the net worth of USC as reported in the Preliminary Balance Sheet and shall eliminate any assets or liabilities included in the USC Balance Sheet, other than the Transferred Assets and Assumed Liabilities, as herein defined. As soon as practicable after the Closing, and in any event no more than 60 days after the Closing Date, USC will prepare, and DRS/MS will internally review, a final statement of net worth of the Partnership as of the most recent date practicable prior to the Closing (the "Final Pro Forma Net Worth Statement"). All physical inventories in connection with the Final Pro Forma Net Worth Statement shall be taken as near as practicable to the Closing Date. The Final Pro Forma Net Worth Statements shall be prepared in a manner that is consistent with the preparation of the Preliminary Pro Forma Net Worth Statement. To the extent that the Final Pro Forma Net Worth Statements reflects that Assumed Liabilities are greater than Transferred Assets (a "deficit"), then for each dollar of such deficit, the Partnership shall have the option of either reducing on a dollar-for-dollar basis the Assumed Liabilities, or reducing any monetary payments, whether or not then due, to the Shareholders [and/or USC] on a present value basis, or choosing any combination of such two options so as to eliminate such deficit.


                          ARTICLE VI.

              CONDITIONS PRECEDENT TO THE CLOSING


         SECTION 6.01 Conditions Precedent to Obligations of DRS/MS. The obligation of DRS/MS to make the DRS/MS Capital Contribution and to perform its other obligations hereunder and under the Transaction Documents is subject to the satisfaction or waiver of the conditions precedent that:

              (a) Documents. DRS/MS shall have received on or before the Closing Date the following, each dated the Closing
Date, in form and substance satisfactory to DRS/MS:

                   (i)  counterparts of each of the following
         Transaction Documents duly executed and, to the extent appropriate, acknowledged by all appropriate parties other than DRS/MS and its affiliates, together with all documents to be delivered to DRS/MS thereunder on the Closing Date:

                        (1)  the Partnership Agreement;

                        (2)  the Employment Agreements; and

                        (3)  the Asset Transfer Documents
                             referred to in Section 2.03(b);

                  (ii) a Certificate of USC, signed on behalf of USC by the President or a Vice President and the Secretary or any Assistant Secretary (the statements made in which Certificate shall be true on and as of the Closing Date), certifying fulfillment of the conditions specified in subsections (b) and (c) below;

                 (iii)  copies of resolutions of the board of
         directors and the shareholders of USC, certified by the Secretary of USC, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto; and

                  (iv) opinion of counsel to USC, substantially in the form attached as Exhibit D.

              (b)  Representations and Warranties.  The
representations and warranties of USC contained in this Agreement, as modified by any Schedules delivered by USC pursuant to Section 5.02(k) hereof, shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation and warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

              (c) Performance. USC shall have performed and complied in all material respects with all of their respective agreements, covenants and conditions required by this Agreement and each Transaction Document to be performed or complied with by them prior to or at the Closing Date.

              (d) No Material Adverse Change. Since the date of the Balance Sheet there shall not have occurred an event or condition which has resulted or which reasonably may be expected to result in a Material Adverse Effect.

              (e) Net Worth. Assumed Liabilities shall not exceed Transferred Assets as reflected on the Preliminary Balance
Sheet and as reflected on the Partnership's Pro Forma Net Worth
Statement (prior to taking into account the DRS/MS Capital
Contribution).

              (f)  Consents, etc.  All notices to, and
declarations, filings and registrations with, and consents, approvals and waivers from governmental and regulatory agencies required to consummate the transactions contemplated hereby and all consents, approvals and waivers from third parties required to have been obtained in connection with the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained prior to Closing; provided, however, that USC may have the consent of Independence Bank ("USC Obligee") contingent upon the pay off on the Closing Date by USC of a certain loan from USC Obligee to USC upon presenting evidence of such contingent consent in form and substance satisfactory to DRS/MS prior to the Closing Date and upon presenting evidence of such pay off in form and substance satisfactory to DRS/MS at the time of Closing.

              (g)  No Proceeding or Litigation.

                   (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, whether federal, state or foreign, be in existence or effect, which prevents the consummation of the transactions contemplated by this Agreement or any Transaction Document.

                  (ii)  No suit, action, claim, proceeding or
investigation before any court, arbitrator or administrative, governmental or regulatory body or authority, whether federal, state or foreign, shall have been commenced and be pending against either DRS/MS, USC or any of their respective Affiliates, associates, officers or directors seeking to prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document or asserting that such transactions would be illegal.

              (h) Licenses; Permits. All operating licenses and permits necessary for the operation of the businesses of USC as conducted on the Closing Date (including, without limitation, Environmental Permits) to the extent transferable shall have been transferred by USC to the Partnership as of the Closing Date, or
 new permits issued in replace thereof, at the expense of the Partnership.

              (i)  Other.  DRS/MS shall have received such
further assurances and documents as it may reasonably request.

         SECTION 6.02 Conditions Precedent to Obligations of USC. The obligations of USC to perform its other obligations hereunder and under the Transaction Documents are subject to satisfaction or waiver of the conditions precedent that:

              (a) Documents. USC shall have received on or before the Closing Date the following, each dated the Closing
Date, in form and substance satisfactory to USC:

                   (i)  counterparts of each of the following
Transaction Documents duly executed and, to the extent appropriate, acknowledged by all appropriate parties, together with all documents to be delivered thereunder on the Closing Date, all in form and substance reasonably satisfactory to USC:

                        (1)  the Partnership Agreement;

                  (ii) a Certificate of DRS/MS, signed on behalf of DRS/MS by the President or a Vice President and the Secretary or any Assistant Secretary of DRS/MS (the statements made in which Certificate shall be true on and as of the Closing Date), certifying as to the fulfillment of the conditions specified in subsections (b) and (c) below;

                 (iii)  copies of resolutions of the board of
directors of DRS/MS, certified by the Secretary of DRS/MS authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which each is a party and all other documents and instruments to be delivered pursuant hereto and thereto; and

                  (iv)  opinion of counsel to DRS/MS,
substantially in the form attached as Exhibit E.

              (b)  Representations and Warranties.  The
representations and warranties of DRS/MS contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as through such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

              (c) Performance. DRS/MS shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement and each Transaction Document to be performed or complied with by it prior to or at the Closing Date.

              (d)  Consents, etc.  All notices to, and
declarations, filings and registrations with, and consents, approvals and waivers from, governmental and regulatory agencies required to consummate the transactions contemplated hereby and all consents, approvals and waivers from third parties required to have been obtained in connection with the transactions contemplated by this Agreement and the Transaction Document shall have been obtained prior to Closing.

              (e)  No Proceeding or Litigation.

                   (i) No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, whether federal, state or foreign, be in existence or effect, which prevents the consummation of the transactions contemplated by this Agreement or any Transaction Document.

                  (ii)  No suit, action, claim, proceeding or
investigation before any court, arbitrator or administrative, governmental or regulatory body or authority, whether federal, state or foreign, shall have been commenced and be pending against either DRS/MS or USC or any of their respective
Affiliates, associates, officers or directors seeking to prevent the consummation of the transactions contemplated by this Agreement or any Transaction Document or asserting that such transactions would be illegal.

              (f)  DRS/MS Capital Contributions.  The
Partnerships shall have received the DRS/MS Capital
Contributions in accordance with the terms of the Partnership
Agreement.

              (g) Other. USC shall have received such further assurances and documents as it may reasonably request.


                          ARTICLE VII.

                    [Intentionally Omitted]



                         ARTICLE VIII.

                        INDEMNIFICATION


         SECTION 8.01  Survival of Representations and
Warranties. The representations and warranties of USC and DRS/MS shall survive the Closing for a period of three years from the Closing
Date, provided however, that representations and warranties in
Section 4.14 shall survive 90 days following expiration of the period during which claims may be pursued in respect of such matters pursuant to the applicable statute of limitations; and provided further that there shall be no temporal limitation of indemnification in respect of representations and warranties set forth in Section 4.04 (as such representations and waranties of Section 4.04 relate to Transferred Assets but not to Assumed
Liabilities).

         SECTION 8.02 Indemnification by the Parties. Except as otherwise limited by this Article, each of the Partnership and its respective partners, officers, directors, employees, agents, successors and assigns (each an "Indemnified Party") shall be indemnified and held harmless by DRS/MS, on the one hand, and each of USC and the Shareholders on the other hand, (each an "Indemnifying Party") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses and environmental engineering consultants' fees) actually suffered or incurred by the Indemnified Party (hereinafter a "Loss"), actually arising out of or resulting from:

              (a) the breach of any representation or warranty by the Indemnifying Party contained herein or contained in any of the Transaction Documents; or

              (b) the breach of any covenant or agreement by the Indemnifying Party contained herein or contained in any of the Transaction Documents;

provided, however, that except for any Loss or Losses attributable to a breach of any representation or warranty under
Section 4.04 (as such representations and waranties of Section
4.04 relate to Transferred Assets but not to Assumed Liabilities) and/or Section 4.14 (the indemnification of which shall be unlimited in amount), the aggregate amount of any Loss or Losses recoverable hereunder by an Indemnified Party from USC and/or the Shareholders shall be limited to the total of (i) the $1,200,000.00 in total bonus payments paid or payable to the Shareholders pursuant to the Employment Agreements ("Bonus Payments"), plus (ii) the amount of any Royalties not yet paid at the time the claim for indemnification is made ("Unpaid Royalties"), plus (iii) any interest or interests in the Partnership held by USC, the Shareholders and/or their successors in interest, and provided further that the aggregate amount of any Loss or Losses sought to be recovered hereunder by an Indemnified Party from all Indemnifying Parties must exceed $5,000.00 except for any Loss or Losses attributable to a breach in any representation or warranty contained in Section 4.14 or
Section 4.04. In satisfying the indemnification obligations of the Shareholders and/or USC hereunder, the Indemnified Party agrees to offset any Loss or Losses: (i) first against Bonus Payments; (ii) if there are no or insufficient Bonus Payments remaining against which to offset such Loss or Losses, then such Loss or Losses shall be offset against any Unpaid Royalties due to be paid within six (6) months of a claim for indemnification;
(iii) if there are no or insufficient Bonus Payments or Unpaid Royalties, then such Loss or Losses shall be satisfied by surrender of an appropriate portion of the Shareholder's and/or USC's interest in the Partnership (or by offset against any amounts due pursuant to Section 7.6 of the Partnership Agreement), and (iv) if the indemnification obligations remain unsatisfied pursuant to clauses (i) - (iii) above, then USC and/or the Shareholders shall satisfy any Loss or Losses by payment of cash.

         SECTION 8.03  General Indemnification Provisions.  An
Indemnified Party shall promptly give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and liabilities of an Indemnifying
Party under this Article with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt notice of such Third Party Claim and shall permit the Indemnifying Party, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If, however, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claims (subject to the limitations set forth herein), then the Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of intention to do so to the Indemnified Party. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying
Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim, except the settlement thereof which involves the payment of money only and for which the Indemnified Party is totally indemnified by the Indemnifying Party, may be settled by the Indemnifying
Party without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). Similarly, no Third
Party Claim which is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         SECTION 8.04 Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnity provisions of this Article, the amount of any Loss arising from the breach of any representation, warranty, covenant or agreement shall be the entire amount of any Loss incurred by the respective Indemnified Party as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality.


                          ARTICLE IX.

                          TERMINATION


         SECTION 9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

              (a)  By mutual written consent of DRS/MS and USC; or

              (b) By either DRS/MS or USC, if the Closing shall not have occurred on or before February 29, 1996; or

              (c)  By either DRS/MS or USC if any court of
competent jurisdiction (whether federal, state or foreign) or any governmental body or agency (whether federal, state or foreign) shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Transaction Document, and such order, decree, ruling or other action shall have become final and nonappealable; or

              (d) By DRS/MS if DRS/MS has not received the Schedules and supporting documentation described in Section
5.02(k) on or before four weeks after the date hereof; or

              (e) At any time before the Closing Date, by DRS/MS if, at any time in the course of its legal, accounting, financial, operational or environmental due diligence investigation as to the Transferred Assets, the business of USC and the liabilities thereof (whether disclosed, undisclosed, direct, indirect, absolute, contingent, secured, unsecured, accrued or otherwise, whether known or unknown) including, without limitation, its continuing review of the Disclosure Schedules delivered by USC and any other materials delivered to DRS/MS, whether prior or subsequent to the date hereof, it shall have become aware of any facts or circumstances that materially and adversely effect the basis upon which DRS/MS determined to enter into the transactions contemplated hereby.

         SECTION 9.02 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the parties pursuant to Section 9.01, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates), except nothing herein shall relieve either party from liability for any willful breach hereof and except that the provisions of the Confidentiality Agreement entered into by USC and DRS on March 30, 1995 and the provisions of Section 11.02 dealing with payment of expenses shall survive such termination. The parties shall consult with each other before any public announcement of the termination, or of discussions regarding the termination, of this Agreement is made.


                           ARTICLE X.

                    RESOLUTIONS OF DISPUTES


         SECTION 10.01  Notice of Dispute.  All disputes,
without exception, between the parties to the Agreement arising hereunder, or under any other Agreement among any of such parties not expressly disclaiming the use of this process, shall be settled by means of alternative dispute resolution as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1, et seq., as in effect on the date of this Agreement, (the "Act") upon written notice given by any party to the other
(the "Dispute Notice"), and to the umpire hereafter established.
Except to the extent required by law, the proceedings under the Act shall be confidential and shall not be disclosed or discussed with persons not parties to this Agreement without the consent of all parties to the dispute. In the event a party to a dispute may suffer irreparable harm or injury, such party shall have the ability to seek provisional remedies, including but not limited to injunctive relief and other equitable remedies, to the fullest extent permitted by law pending completion of the process provided under this Article X.

         SECTION 10.02 Umpires. (a) Within thirty (30) days after the Dispute Notice is given, the parties shall select three
(3) umpires from among the persons listed in Subparagraphs (1) through (4) below in the order of priority listed below, i.e., if a person meeting the requirements of Subparagraph (1) is not able or willing to serve, a person meeting the requirements of Subparagraph (2) shall be selected, and so forth. In addition to meeting the requirements of Subparagraph (1), (2), (3) or (4) below, the umpires must also satisfy the requirements described in Subparagraphs (b) and (d) below. A potential umpire is:

                   (1)  Any retired judge of a United States
District Court or a United States Circuit Court of Appeals;

                   (2) Any retired judge of any State Superior, Appellate or Supreme Court;

                   (3) Any attorney licensed to practice law for more than fifteen (15) years or certified public accountant who has been certified for more than fifteen (15) years; and, in either case, who has either directly or indirectly, no conflict of interest; or

                   (4)  Such other person upon whom the members
of the selecting group agree.

              (b)  In addition to the requirements described in
Section 10.02 (a) above, the umpires selected hereunder must:

                   (1)  Be free of any potential for bias or
conflict of interest with respect to either of the parties hereto, directly or indirectly or by virtue of any direct or indirect financial interest, family relationship or close friendship; and

                   (2) Be in a position to immediately hear the dispute and thereafter render a resolution within the time specified in Section 10.07 below.

              (c) If the umpires are not selected within the period of time specified in Section 10.02(a) above, DRS/MS, on the one hand, and USC, on the other hand, each shall promptly select an umpire which umpires shall select a third umpire who shall be the sole umpire. If the parties fail to so select umpires pursuant to the foregoing provisions within twenty (20) days after the expiration of the period described in Section 10.02(a), the sole umpire shall be selected by the Chief Judge of the United States District Court for the District of New Jersey or, if the Chief Judge is unable or unwilling to act, by the Chief Judge of the Southern District of New York or the President of the Bar Association of the City of New York. Such selection shall be in accordance with the requirements of Sections
10.02(a) and 10.02(b) above. The umpire to be selected pursuant to this Section 10.02(c) must be designated within thirty (30) days after the expiration of the period described in Section 10.02(a) above.

              (d)  Anything to the contrary herein
notwithstanding, the following persons are not eligible to be an umpire under this Article: a party to this Agreement or any affiliate thereof; an employee or co-employee or any party to the dispute; or any person having material or undisclosed, financial or personal interests dependent on the success or failure of any of the parties.

              (e) An umpire shall disqualify himself if he is unable to handle the process promptly so as to render a resolution within a reasonable time, in no event to exceed forty-five (45) days after final testimony and/or briefs and in all events not to extend beyond six months from the date the umpire is chosen, or such longer period to which the parties to the dispute and the umpire may agree.

         SECTION 10.03  Time and Place of Alternative
Resolution. The alternative resolution shall be held at such place as the umpire may determine within Essex County, New Jersey or such other location to which the parties may agree, to commence not later than ten (10) days after the umpire has been determined in accordance with Section 10.02.

         SECTION 10.04 Fees. All fees and expenses (including transcripts, room rental and fees of the umpire) of alternative dispute resolution, shall be paid as follows: 25% by the party or parties served with the Dispute Notice and 25% by the person(s) serving the Dispute Notice, with the remaining 50% allocated 10% to the prevailing party (or parties) and 40% to the non-prevailing party (or parties), as determined by the umpire (if the umpire does not determine a prevailing party then pro-rata to each of the material parties to the dispute as determined by the umpire) provided that the umpire shall have the right to order that such fees be paid in a different percentage if any of the parties has acted in bad faith (in which case he may shift the others' shares to the bad faith party(ies)). The fees payable to the umpire shall be his usual hourly rates for consulting or dispute resolution services, as the same may be in effect from time to time. Each party shall pay its own legal fees, costs and disbursements.

         SECTION 10.05 Discovery. Each party shall be entitled to discovery by way of oral deposition, inspection and copying of all relevant documents within the care, custody or control of a party or a witness, and when authorized by the umpire, by way of interrogatories. All discovery shall be complete within forty-five (45) days of the appointment of the umpire. All documents to be relied upon by any party to the proceeding shall be provided to the others no later than two weeks before the hearing date for the proceedings. The time periods for discovery may be extended by the umpire for good cause, provided that he is able to meet the time requirement of Section 10.07.

         SECTION 10.06  Provisional Remedies.  When appropriate
under applicable New Jersey substantive and procedural law, the umpire shall have full and complete authority to award provisional relief, on an ex parte basis or otherwise.

         SECTION 10.07 Time and Method for Resolution. The umpire shall make the award and serve notice thereof upon all parties within six (6) months of the date the umpire is designated, or such longer period to which the parties to the dispute and the umpire may agree. If the umpire fails to make his decision in accordance with substantive law, or to properly apply the facts to the law, the umpire's award will be deemed to have been procured by "undue means" and "beyond his power." Any party may apply to court in accordance with the Act to have the umpire's decision confirmed, reviewed, modified, affirmed or remanded to the umpire with directions.

         SECTION 10.08 Act and Agreement Govern. Except as otherwise provided herein, the Act shall govern the procedures and methods for any Alternative Dispute Resolution undertaken pursuant to this Agreement. Except as expressly provided above, the umpire may not modify the provisions of this Article. Except as expressly provided to the contrary above, and to the extent otherwise not inconsistent with this Agreement and the Act, proceedings under this Article, including efforts to mediate the dispute, shall be governed by the "Rules for Non-Administered Arbitration of Business Disputes" as adopted by the Center for Public Resources, Inc., New York (originally developed 1989 and amended 1993).


                          ARTICLE XI.

                         MISCELLANEOUS


         SECTION 11.01 Taxes. Each party shall pay any and all stamp and other taxes payable or determined to be payable by it in connection with the execution and delivery of this Agreement and the other documents to be delivered by it hereunder, and agrees to save the other party harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         SECTION 11.02  Expenses.  Whether or not the
transactions contemplated in this Agreement are consummated, DRS/MS, on the one hand, and USC, on the other hand, shall each pay its own expenses incident to this Agreement and the Transaction Documents and in preparing to consummate the transactions provided for herein and therein.

         SECTION 11.03  Consents.  Whenever this Agreement
requires or permits consents by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as specified in
Section 11.07.

         SECTION 11.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by either party without the prior written consent of the other party.

         SECTION 11.05 Entire Agreement. This Agreement, the other documents referred to herein or delivered pursuant hereto which form a part hereof and other writings of even date herewith, together with the Transaction Documents and other writings referred to therein or delivered pursuant thereto, contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements with respect to the subject matter hereof, including that Letter of Intent dated July 21, 1995.

         SECTION 11.06  Amendment.  This Agreement may not be
amended except by an instrument in writing signed by DRS/MS and USC.

         SECTION 11.07 Waiver. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but the failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to said compliance and such failure shall not operate as a waiver of or estoppel with respect to any subsequent or other failure.

         SECTION 11.08  Headings.  The Article and Section
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 11.09 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given when personally delivered, telexed, sent by facsimile transmission (with telephone confirmation) or on the date of receipt or refusal indicated on the return receipt if mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

              (a)  If to DRS/MS:

                   DRS/MS, Inc.
                   138 Bauer Drive
                   Oakland, New Jersey  07436
                   Attn.:    Mr. John V. Giordano

              with a copy to:

                   Hannoch Weisman
                   A Professional Corporation
                   4 Becker Farm Road
                   Roseland, NJ 07068-3788
                   Attn.:  Nina Laserson Dunn, Esq.


              (b)  If to USC:

                   Universal Sonics Corporation
                   31 Industrial Avenue
                   Mahwah, New Jersey  07430
                   Attn.:  Mr. Ron Hadani, Chief Executive
                   Officer


              with a copy to:

                   Riker, Danzig, Scherer, Hyland & Perretti
                   Headquarters Plaza
                   One Speedwell Avenue
                   Morristown, New Jersey  07962
                   Attn.:  Robert Fischer III, Esq.


              (c)  If to a Shareholder:

                   To the Shareholder at the address of such Shareholder set forth at the beginning of this Agreement.


or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         SECTION 11.10 LAW GOVERNING. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. DRS/MS AND USC HEREBY CONSENT TO AND GRANT ANY APPROPRIATE COURT OF THE STATE OF NEW JERSEY JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN SUCH MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

         SECTION 11.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

         SECTION 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers thereunto duly authorized as of the date first above written.


ATTEST:                        UNIVERSAL SONICS CORPORATION



By:                            By:
Title:                         Its:


ATTEST:                        DRS/MS, INC.



By:                            By:
Title:                         Its:






                               RON HADANI




                               HOWARD FIDEL




                               THOMAS S. SOULOS


Section 5.01(c) of this Agreement
is acknowledged and agreed to by

DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.



By:_______________________________
   Name:
   Title:



                            GUARANTY

       For ONE DOLLAR and other good and valuable consideration, Diagnostic/Retrieval Systems, Inc. (the "undersigned" or "DRS") guarantees to each of Universal Sonics Corporation ("USC"), Ron Hadani ("Hadani"), Howard Fidel ("Fidel") and Thomas Soulos ("Soulos") (each of USC, Hadani, Fidel and Soulos, an "obligee") prompt payment when due of all sums required to be paid by DRS/MS, INC. ("DRS/MS") under Section 2.02(i) of the above Joint Venture Agreement, under Section 7.6 of the Partnership Agreement between DRS/MS and USC, and under Section 3.1(b) of each of the Employment Agreements with Hadani, Fidel and Soulos, all of which agreements are dated as of the Closing Date (collectively, the "Obligations"). In the event of a default by DRS/MS in payment of any Obligation which may be due and payable, and following a thirty (30) day period in which DRS/MS may cure such default, such unpaid Obligation shall become due and payable by DRS hereunder. The undersigned hereby agrees that this is a continuing guaranty which shall bind the undersigned until such time as all of the Obligations due and payable to the obligees have been paid.


ATTEST:                        DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.



__________________________     By:_______________________________
Name:                             Name:
Secretary                         Title:















                    JOINT VENTURE AGREEMENT


                          By and Among



                         DRS/MS, INC.,

                 UNIVERSAL SONICS CORPORATION,

                          RON HADANI,

                         HOWARD FIDEL,

                              and

                        THOMAS S. SOULOS





                    DATED: FEBRUARY 6, 1996










                       TABLE OF CONTENTS

                                                            PAGE

ARTICLE  I.    DEFINITIONS ...............................    2

               SECTION 1.01   Certain Defined Terms ......    2

ARTICLE II.    FORMATION OF PARTNERSHIP AND
               EXECUTION OF TRANSACTION DOCUMENTS ........    7

               SECTION 2.01   Formation of Partnerships
                              and Execution of Trans-
                              action Documents ...........    7

               SECTION 2.02   Contributions ..............    7

               SECTION 2.03   Closing ....................    7

               SECTION 2.04   Method of Payment ..........    8

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF
               DRS/MS ...................................     8

               SECTION 3.01   Corporate Existence ........    8

               SECTION 3.02   Authority Relative to
                              this Agreement and
                              Transaction Documents ......    9

               SECTION 3.03   No Litigation ..............   10

               SECTION 3.04   Full Disclosure;
                              Materiality ................   10

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES
               OF USC AND THE SHAREHOLDERS ...............   10

               SECTION 4.01   Corporate Existence ........   10

               SECTION 4.02   Authority Relative to this
                              Agreement and Transaction
                              Documents; Consents ........   10

               SECTION 4.03   No Litigation ..............   12

               SECTION 4.04   Title to Transferred
                              Assets; Assumed
                              Liabilities ................   12

               SECTION 4.05   Compliance with Laws;
                              Permits and Licenses .......   12

               SECTION 4.06   Intellectual Property ......   13


               SECTION 4.07   Litigation .................   14

               SECTION 4.08   Contracts ..................   14

               SECTION 4.09   Labor Union Contracts ......   16

               SECTION 4.10   Employees, Labor Matters,
                              etc. .......................   16

               SECTION 4.11   ERISA ......................   16

               SECTION 4.12   Brokers' or Finders'
                              Fees .......................   18

               SECTION 4.13   Financial Information; Un-
                              disclosed Liabilities .....   18

               SECTION 4.14   Taxes ......................   19

               SECTION 4.15   Absence of Changes .........   20

               SECTION 4.16   Accounts Receivable ........   21

               SECTION 4.17   Insurance ..................   22

               SECTION 4.18   Sufficiency of Transferred
                              Assets .....................   22

               SECTION 4.19   Foreign Assets .............   22

               SECTION 4.20   Certain Payments ...........   23

               SECTION 4.21   Affiliate Transactions .....   23

               SECTION 4.22   Suppliers ..................   23

               SECTION 4.23   Environmental Conditions
                              and Governmental
                              Authorizations .............   23

               SECTION 4.24   Leases of Personal
                              Property ...................   24

               SECTION 4.25   Full Disclosure;
                              Materiality ................   25

               SECTION 4.26   Books and Records ..........   25

               SECTION 4.27   Accounts ...................   25

ARTICLE V.     COVENANTS .................................   25

               SECTION 5.01   Covenants of DRS/MS ........   25

               SECTION 5.02   Covenants of USC ...........   26

               SECTION 5.03   Insurance Matters ..........   31

               SECTION 5.04   Closing Conditions .........   31

               SECTION 5.05   Net Worth Statements .......   31

ARTICLE VI.    CONDITIONS PRECEDENT TO THE CLOSING .......   32

               SECTION 6.01   Conditions Precedent to
                              Obligations of DRS/MS ......   32

               SECTION 6.02   Conditions Precedent to
                              Obligations of USC .........   34

ARTICLE VII.   [Intentionally Omitted] ...................   36

ARTICLE VIII.  INDEMNIFICATION ...........................   36

               SECTION 8.01   Survival of Representa-
                              tions and Warranties ......   36

               SECTION 8.02   Indemnification by the
                              Parties ....................   36

               SECTION 8.03   General Indemnification
                              Provisions .................   37

               SECTION 8.04   Materiality ................   38

ARTICLE IX.    TERMINATION    ............................   38

               SECTION 9.01   Termination of Agreement ...   38

               SECTION 9.02   Procedure and Effect of
                              Termination ................   39

ARTICLE X.     RESOLUTIONS OF DISPUTES ...................   39

               SECTION 10.01  Notice of Dispute ..........   39

               SECTION 10.02  Umpires ....................   40

               SECTION 10.03  Time and Place of
                              Alternative Resolution ....   41

               SECTION 10.04  Fees .......................   41

               SECTION 10.05  Discovery ..................   42

               SECTION 10.06  Provisional Remedies .......   42

               SECTION 10.07  Time and Method for
                              Resolution .................   42

               SECTION 10.08  Act and Agreement Govern ...   42

ARTICLE XI.    MISCELLANEOUS .............................   42

               SECTION 11.01  Taxes ......................   43

               SECTION 11.02  Expenses ...................   43

               SECTION 11.03  Consents ...................   43

               SECTION 11.04  Assignment .................   43

               SECTION 11.05  Entire Agreement ...........   43

               SECTION 11.06  Amendment ..................   43

               SECTION 11.07  Waiver .....................   43

               SECTION 11.08  Headings ...................   43

               SECTION 11.09  Notices ....................   44

               SECTION 11.10  LAW GOVERNING ..............   45

               SECTION 11.11  Counterparts ...............   45

               SECTION 11.12  Severability ...............   45